EXHIBIT 15.2

普华永道中天会计师事务所有限公司
11th Floor
PricewaterhouseCoopers Center
2 Corporate Avenue
202 Hu Bin Road, Luwan District
Shanghai 200021, PRC
Telephone +86 (21) 2323 8888
Facsimile +86 (21) 2323 8800
pwccn.com

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement No. 333-152490 of Actions Semiconductor Co., Ltd. (“Actions”) on Form S-8, as amended by the Post-Effective Amendment No. 1 to Form S-8, of our report dated June 28, 2010 relating to the consolidated financial statements of Mavrix Technology, Inc., appearing in Amendment No. 1 to the annual report on Form 20-F/A of Actions for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Shanghai, the People’s Republic of China

June 28, 2010